Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call Q1 2022 Financial Results – May 12th

Bob Chamness – Chief Legal Officer

Welcome to our Q1 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will discuss Q1 financial results and provide a business update. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Charles will now comment on our Q1 financial results.

Financial Results

Thank you Bob, and hello everyone.

As a reminder, the acquisition of EVRYTHNG closed January 3, 2022.  In order to provide transparency, I will reference the impact the acquisition had on both on our revenue and expenses in Q1 2022.

We are also starting to report non-GAAP financial measures in our Form 10-Q and Earnings Release to improve comparability between periods. These non-GAAP financial measures include non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating expenses, non-GAAP net loss and non-GAAP net loss per common share. We are introducing these non-GAAP measures given an increase in the number and magnitude of non-recurring and non-cash items that impact comparability between periods as well as muddle the underlying performance of our business. These non-GAAP measures exclude non-cash expenses like depreciation expense, amortization expense, stock-based compensation expense, and asset impairments. They also exclude non-recurring items like transaction costs associated with business acquisitions and other non-recurring items that may arise. I will reference these non-GAAP results in my prepared remarks as well as specifically highlight the relevant amounts.  While we believe these non-GAAP results provide the truest measure of the underlying performance of our business, we want to provide the information necessary for every investor to do their own analysis. We’ve included a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial figure within our earnings release, which is available in the investor relations section of our website.

First year commercial bookings were $3.8 million during the quarter, up 50% from Q1 2021. EVRYTHNG contributed $600 thousand in first year bookings during Q1 2022. We are breaking out EVRYTHNG bookings this quarter, but as we now sell combined products, it will not be practical to provide a full breakout in the future. As I mentioned on our last earnings call, we also decided to sunset our Piracy Intelligence business, which resulted in $200 thousand less bookings in Q1 2022 than Q1 2021. Excluding EVRYTHNG and the Piracy Intelligence business, first year commercial bookings increased $900 thousand or 42% from Q1 last year. We remind investors that first year commercial bookings are the best leading indicator of future revenue growth.

Revenue for the first quarter was $7.4 million, up 11% from $6.7 million in Q1 last year. EVRYTHNG contributed $1.5 million of total revenue to first quarter 2022 financial results. Please note that similar to bookings, it will not be practical to provide a full breakout of EVRYTHNG revenue in future periods, although we will try to provide color where possible.

Subscription revenue increased 30% from $2.9 million to $3.8 million, with EVRYTHNG contributing $1.2 million. Excluding the impact of EVRYTHNG, subscription revenue was lower by $300 thousand due to $500 thousand of upfront revenue recognition on a two-year contract in Q1 2021, partially offset by the impact of new customer contracts. The revenue impact of sunsetting the Piracy Intelligence business was marginal to Q1 2022 revenue but the impact will increase through the year as contracts expire, starting in a meaningful way in the second quarter.

Service revenue decreased 4% from $3.8 million to $3.6 million, with EVRYTHNG contributing $300 thousand. Excluding the impact of EVRYTHNG, service revenue was lower by $500 thousand reflecting the timing of program work with the Central Banks, which accounted for $300 thousand, and less revenue from professional services work. The recycling contract that we referenced on the last earnings call had no revenue impact in Q1 due to timing of the project, but we anticipate it will have a significant impact on Q2 service revenue as the project is now underway.

Gross profit margin for the first quarter was 45% compared to 65% in Q1 last year. The decrease in margin reflects $1.2 million of amortization expense recorded on acquired intangible assets recognized in the acquisition accounting for EVRYTHNG. These assets are required to be recognized under US GAAP and amortized over their useful life. Excluding amortization expense, subscription gross profit margins were 73% and service gross profit margins were 49% for Q1 2022 versus 73% and 59% in Q1 2021. Service margins were negatively impacted this quarter as we incurred additional professional services hours above the hours that were billable on one of our service contracts. We expect service margins to improve to more normalized levels next quarter.

Non-GAAP gross profit margin for Q1 2022 was 66% compared to 69% in Q1 2021.

Operating expenses for the quarter were $21.4 million, up $8.8 million from Q1 last year. EVRYTHNG added $4.6 million of operating expenses in the first quarter. The remaining increase of $4.2 million largely reflects $1.2 million of higher compensation costs due to higher headcount and annual compensation adjustments, higher legal, accounting and tax costs of $700 thousand related to the EVRYTHNG acquisition and financing activities, a $600 thousand non-cash impairment charge to write-down our lease right of use assets from our prior corporate headquarters, higher consulting costs of $500 thousand related to acquisition integration and other corporate initiatives and $500 thousand higher travel and conference costs. The majority of these costs are not recurring costs with the exception of the compensation costs and some of the consulting and travel costs.

Non-GAAP operating expenses for the quarter were $17.0 million, up $6.8 million from Q1 last year. EVRYTHNG added $4.0 million of non-GAAP operating expenses in the first quarter. The remaining increase of $2.8 million reflects higher headcount and annual compensation adjustments, higher legal and accounting costs related to financing activities, higher consulting costs and higher travel and conference costs. Again, the majority of these costs outside of compensation costs and some consulting and travel costs are non-recurring.

Net loss per common share for the quarter was a dollar and 3 cents versus 50 cents in Q1 last year. EVRYTHNG incurred a net loss of $4.6 million in the first quarter, which included $1.5 million of amortization expense on acquired intangible assets. Excluding EVRYTHNG, net loss per common share would have been 76 cents.

Non-GAAP net loss per common share for the quarter was 69 cents versus 34 cents in Q1 last year.

We ended the quarter with $24.9 million in cash and investments. In early April, we raised $58.3 million of capital through a registered direct offering whereby we sold 2.25 million new shares of common stock at a price of $25.90. Adding these gross cash proceeds to our quarter-end cash and investment balance would have resulted in $83.2 million of cash and investments.

We used $16.7 million of cash and investments during the quarter, which included $4 million of cash to pay closing costs on behalf of EVRYTHNG and another $3 million to pay outstanding payables owed by EVRYTHNG, net of $500 thousand of cash acquired. Excluding these non-recurring items, we used $10.2 million of cash and investments during the quarter compared to $7.1 million in the first quarter of 2021.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that will be filed with the SEC.

Riley will now provide a business update.

Business Update

First off, I want to recognize and thank Bob for his years of service and wish him much happiness on his new journey.  Bob, you’re leaving behind a wonderful legacy.  We promise you we “got it” from here.

From beginning to end, Q1 was an eventful quarter.  The quarter began with the January 3rd closing of our acquisition of EVRYTHNG.  The quarter ended with the March 30th release of Holy Grail Phase Two results.  In between these two milestones, we posted organic first year commercial bookings growth of 28% vs the prior period a year ago, a number which jumps to 42% backing out Piracy Intelligence bookings from both periods.  The quarter also saw us finishing up the foundational work of our transformation, work that culminated with the early Q2 launch of our first two integrated products, Digimarc Recycle and Digimarc Brand Integrity.

I want to use these prepared remarks to talk about where we stand with recycling in light of the Phase 2 results, in part because I know that is an area of heavy investor focus, and in part because of what I think these results will mean for our business, as well as the planet.

But before I get to that, I want to go back to our Q1 2021 call a year ago, my first as CEO, where we laid out the transformation upon which we were about to embark.  We talked about the need to -- and benefits of -- becoming a product-led company.  We mentioned the gap we were looking to fill in data.  We talked about having the discipline to say “no” or “no more” to short-term distractions that aren’t obvious accelerants to where we are going, and we mentioned that we were more focused on the pots of gold at the end of the rainbow instead of trying to pick up every gold coin along the way.  We talked about the fact we were questioning every assumption and being patient to come up with the right answer, and we mentioned how 2022 and beyond would be better if we took the time to do things right, acting with the freedom to plan, not react.

I won’t list all the actions taken since that year ago call but for those interested, we do list some of them in the “Our Strategy” section of the recently released proxy.

I fully understand transformations don’t make for very interesting conference calls.  Transformations aren’t measurable, at least real time on a quarterly basis.  And they sure aren’t tangible, at least by themselves; only the results they ultimately produce are.

On the Q1 call last year, I made the analogy that we were planning to swap out our engine mid-race and hoping to do so in a way that if we didn’t tell you we were doing so, you would have just noticed the outcome we expect this upgrade to have, which is an enduring inflection to a truly-scalable, high-margin, customer-informed and customer-driven solutions company that is changing the world in many different ways.

And with that engine swap recently completed, I can tell you that is still exactly what we now expect to deliver.  On a personal note, it has been energizing to be spending the vast majority of my time these past few weeks on go-to-market initiatives and prospects as opposed to the more internally-focused and process-heavy work that has been necessary to affect our transformation, a feeling I know is shared by all my teammates who are similarly head’s-down focused on delivering against this goal.

And I can also tell you that while 42% organic core first-year commercial bookings growth is objectively strong, we expect more out of our new engine, and are as excited to be in the position to be spending upcoming earnings calls talking about tangible results as I’m guessing many of you are to be seeing and hearing about them.

So while transformations might not make for very interesting conference calls while they are occurring, it is important to recognize they are the foundation upon which interesting conference calls are built.  For the rest of this call I’m going to talk about how we’re positioned with Digimarc Recycle, but before we get to that, it’s important to keep in mind that a year ago, not only did Digimarc Recycle not exist, it couldn’t have existed.

A year ago, we had the ability to license watermarks, but watermarks alone wouldn’t have enabled the complete functionality that is needed for recycling adoption at scale, functionality now available to the industry in our turnkey product, Digimarc Recycle.  Moreover, even on an individual component basis, the watermarks we were in a position to license a year ago wouldn’t have enabled the valuable unlocks of full data granularity, robust data security, and easy cross-product adoption that our Secure Digital Watermarks can offer.

Which means a year ago, neither we nor our customers would have benefited from the easy on-ramp to the dual-platform Digimarc tech stack that Digimarc Recycle now enables, and thus Digimarc Recycle wouldn’t have been able to act as the top-down driver of additional product adoption it now is positioned to be.

But even more fundamentally, a year ago, the fact (let alone the pace) of Digimarc Recycle adoption wouldn’t have been in our control, and knowing what we know now, it would have been far out in the future.  Because a year ago, we would have been reliant on others to build out the required full stack functionality that is required before we were able to sign a single deal.

The same could be said with any of the four other products we currently are in market with, namely Digimarc Brand Integrity, Digimarc Consumer Engagement, Digimarc Digital Images, and Digimarc Platform.  And the same will hold true for the other products we will launch in the months, quarters, and years ahead, including the product candidate I have mentioned recently that could act as another top-down driver of adoption, similar to Digimarc Recycle.

Thus, as we move into 2022 and begin to benefit from the amazing work the Team has been hard at work executing against these past four quarters, I want to acknowledge that while I understand transformations don’t make for interesting conference calls because transformations don’t equate to results, transformations do enable results.  Everything we deliver from here on out will be the result of the nebulous, tough-to-characterize-every-three-months work the Team has been hard at work doing these past twelve months.

I want to thank all of you for your patience, and I want to thank my 300 teammates for all their amazing efforts that began a year ago, when we first started by questioning every assumption and then being patient to come up with the right answer.

For the last year we’ve been consistent in saying we expect you to do nothing but judge us on the results.  We are finally on the cusp of you being able to do just that.

OK, so now onto our performance in Holy Grail Phase 2.

As a reminder, Phase 2 tested our technology in a semi-industrial setting, meaning a replication of real-world conditions in every regard possible without actually being “live.”  The items were crushed, dirtied, torn, and otherwise mutilated to replicate what trash looks like when it reaches a waste facility.  These items were then mixed with real-world waste and dropped on a conveyor belt running at 3 m/s.  In every regard, the input and throughput represented routine industrial operations.

We detected at 99%.

Other tests were performed alongside the validation tests, to stress test worse than routine real-world settings.  Items were crushed, soiled and otherwise mutilated to an even greater extent than in the validation tests and the belt speed was increased to 4.5 m/s.  To help you visualize how extreme this last condition is, imagine the impact just the laws of aerodynamics have on an empty chip bag or cylindrical bottle dropped on a treadmill belt running at over 10 MPH.

And even in these extreme conditions, there was no loss of performance.

In fact, based on the planning and rigor of phase 2, it might be these are the most accurate and precise measurements we will have of how our technology performs in a real-world setting -- at least until post mass adoption -- as the closed-loop nature of phase two increases the ability to accurately measure results to a level that will be extremely hard to replicate in the real-world.

Thus, as a result of Holy Grail, Digimarc Recycle enjoys a level of testing and measurement few multi-stakeholder system technologies will ever have pre-launch.  Our technology has been tested against an ever-increasing degree of difficulty, surpassing damage likely to be encountered in the real word, by an ever-increasing number of participants representing multiple industries, all the while with the whole world watching.  And it’s shined at every step along the way.

Having had the benefit of observing the individual tests, we have been vocal recently in saying this technology works and there is no longer any reason to delay moving to adoption.  Importantly, with this data out, aggregated and validated, the chorus is getting louder from more and more stakeholders.

Behind the scenes, as we have been waiting for these results to be published and the world to realize why we are so confident in our technology’s performance, we have been working to proactively address other potential barriers to adoption so that when it becomes incontrovertible the technology works, like it is now, we are in the position to start signing contracts.  Informing this work, we know we must not only highlight all the benefits Digimarc Recycle unlocks, but also incent those visionary companies that are willing to adopt first.

As I mentioned we would be on our last call, we are now officially in market with

Digimarc Recycle.  There are three paths we are taking to get the flywheel of adoption going, and it is key to note, our belief is that it will indeed be a flywheel.  Also key to note, the below three paths are “and,” not “or,” roads to rapid adoption.

First, we are meeting with companies on a one-on-one basis.  Our initial conversations are going well, and prospects are beginning to understand that the benefits to their business go beyond “just” increasing the quality and quantity of recyclate to include, among others: access to a unique and highly valuable data set that provides benefits across the organization, better alignment with – and direct connection to – end consumers, actionable ESG insights, progress towards sustainability commitments, the potential to avoid harm from – and instead benefit from – regulatory actions, and of course, an onramp to product digitization and all the additional unlocks that come from traveling that road.

Second, without losing focus on the opportunity directly ahead of us, we are also engaging with other geographies beyond Europe as well as other substrates beyond plastic.  Digimarc Recycle’s value proposition isn’t limited to a region or a substrate, and the results from Phase 2, proven in harsh conditions on arguably the toughest substrate, have encouraged engagement from others in search of a solution to an ever-growing, front-of-mind, and global problem.

And then finally, in addition to knocking down barriers on a micro-level, prospect by prospect, we are also working on ways to speed up time to broad adoption by knocking down barriers en masse, because we know we have a solution that can make a real impact on a global crisis.

One of the best parts of working on a complex project like this is meeting and spending time with people who truly want to make an impact.  Visionaries and doers who don’t give up when faced with the inevitable inertia that comes with complexity, but instead double down.

On this last front, I am excited by the potential that exists to really speed the pace of adoption by knocking down barriers en masse, and thankful for all that are of a similar mind, and more importantly, a similar will.  Stay tuned.

Operator, we’re now ready for the Q&A session.